Grant Park Fund Weekly Commentary

For the Week Ended April 21, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (May 2006 - Apr 2011)

Class	Week ROR	MTD APR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.6%	1.8%	1.0%	7.5%	1.0%	4.4%	6.0%	4.4%	11.9%	-16.4%	0.4	0.6
B**	0.6%	1.8%	0.8%	6.8%	0.3%	3.6%	N/A	3.6%	11.9%	-17.1%	0.4	0.5
Legacy 1***	0.6%	1.9%	1.7%	9.4%	N/A	N/A	N/A	2.0%	10.6%	-10.9%	0.2	0.3
Legacy 2***	0.6%	1.9%	1.5%	9.0%	N/A	N/A	N/A	1.7%	10.6%	-11.1%	0.2	0.2
Global 1***	0.2%	1.2%	0.5%	5.8%	N/A	N/A	N/A	-0.5%	10.0%	-13.3%	0.0	-0.1
Global 2***	0.2%	1.1%	0.4%	5.6%	N/A	N/A	N/A	-0.9%	10.0%	-13.5%	0.0	-0.1
Global 3***	0.2%	1.0%	-0.2%	3.7%	N/A	N/A	N/A	-2.7%	10.0%	-14.6%	-0.2	-0.3

S&P 500 Total Return Index****	1.4%	1.0%	6.9%	14.9%	1.1%	2.5%	2.6%	2.5%	17.9%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	0.0%	0.7%	-0.2%	5.3%	4.9%	6.8%	6.8%	6.8%	11.1%	-12.3%	0.7	1.1

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	39%					33%
Energy	15%	Long	Crude Oil	3.4%	Long	14%	Long	Crude Oil	3.4%	Long
			Gasoline Blendstock	2.9%	Long			Brent Crude Oil	2.5%	Long
Grains/Foods	12%	Long	Corn	3.1%	Long	9%	Long	Corn	2.9%	Long
			Soybeans	1.8%	Long			Soybeans	1.6%	Long
Metals	12%	Long	Gold	2.9%	Long	10%	Long	Gold	2.5%	Long
			Aluminum	2.5%	Long			Aluminum	2.1%	Long
FINANCIALS	61%					67%
Currencies	30%	Short $	Euro	3.0%	Long	31%	Short $	Euro	3.6%	Long
			Australian Dollars	2.5%	Long			Australian Dollars	3.0%	Long
Equities	16%	Long	Dax Index	3.4%	Long	21%	Long	Dax Index	3.3%	Long
			S&P 500	2.2%	Long			S&P 500	3.1%	Long
Fixed Income	15%	Long	Eurodollars	2.1%	Long	15%	Long	U.S. 2-Year Treasury Notes	2.3%	Long
			U.S. 2-Year Treasury Notes	1.9%	Long			Eurodollars	1.7%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets moved higher as on-going turmoil in Libya fostered supply concerns. Strength in the Asian equity markets improved industrial demand forecasts and added to crude oil's rally. Natural gas markets also rose as falling temperatures in the U.S. supported demand. Reports from the Energy Information Administration showed smaller-than-expected inventories and added to the rally in natural gas.

Grains/Foods

Wheat prices rose in over 7% as overly-dry weather in key U.S. farming regions put pressure on harvest forecasts. Sugar prices also moved higher, led by weakness in the U.S. dollar and a weak outlook for Brazilian production. Live cattle markets rose as speculators viewed equity rallies in Japan as a sign that meat demand from the region may improve.

Metals

Gold and silver prices rallied as on-going weakness in the U.S. dollar resulted in persistent concerns about inflation. In the base metals markets, copper markets moved higher on reports the U.S. housing starts for Mach 2011 beat estimates.

Currencies

The U.S. dollar fell steadily against major counterparts due to persistent fears monetary policy changes in the U.S. will lag foreign counterparts. Adding to the dollar's decline were reports from Standard & Poor's stating that the large quantity of outstanding U.S. debt could hinder domestic growth. The euro rallied due to increased risk appetite in the region and a well received bond auction in Spain.

Equities

Global equity markets generally moved higher because of optimistic earnings reports from several key U.S. and European firms. Asian markets were fueled by investors looking to take advantage of lower share prices after recent downtrends. Equity prices in Europe rose as upbeat results from Spanish debt auctions helped lessen concerns regarding the instability of the Eurozone debt markets.

Fixed Income

U.S. Treasury markets posted modest gains as ongoing uncertainty surrounding U.S. economic growth slightly outweighed the negative effects of the reports issued by Standard & Poor's. The heightened crisis status of the Japanese nuclear power plant situation also prompted buying in the U.S. Treasury markets, moving prices higher.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.